EXHIBIT 99.1

ALJ REGIONAL HOLDINGS, INC. COMPLETES SALE OF PHOENIX COLOR CORP.

NEW YORK, NY, April 13, 2022 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced today that it has completed the previously announced sale of all of the outstanding capital stock of its wholly owned subsidiary, Phoenix Color Corp. (“Phoenix”), to Lakeside Book Company (“Lakeside”). Headquartered in Hagerstown, Maryland, Phoenix is a specialty printer of book components, children’s books, and other print-related products with printing facilities in Indiana and Maryland. The transaction was completed pursuant to a Stock Purchase Agreement, dated February 3, 2022, and was approved by ALJ’s stockholders at a special meeting held on April 11, 2022. Consideration paid by Lakeside to ALJ at closing was approximately $136.4 million, subject to final working capital and indebtedness adjustments.

About ALJ

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States.